                                                                EXHIBIT 2.3


===============================================================================



                            STOCK PURCHASE AGREEMENT


                                     Among


                             UOL PUBLISHING, INC.,

                           COOPER & ASSOCIATES, INC.,

                                JAMES R. COOPER,

                                TERRY K. HAMBEL

                                      and

                                 THOMAS JOHNSON





                           Dated as of April 30, 1997




===============================================================================

                               Table of Contents


                                                                          Page
                                                                          ----
ARTICLE 1
                                  DEFINITIONS . . . . . . . . . . . . . .    1
     1.1.   Definitions . . . . . . . . . . . . . . . . . . . . . . . . .    1

ARTICLE 2
BASIC TRANSACTION . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
     2.1    Agreement to Sell and Purchase Securities . . . . . . . . . .    5
     2.2    Consideration at Closing  . . . . . . . . . . . . . . . . . .    6
     2.3    Post-Closing Payments . . . . . . . . . . . . . . . . . . . .    6

ARTICLE 3
CLOSING AND TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . .    7
     3.1    Closing . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
     3.2    Termination . . . . . . . . . . . . . . . . . . . . . . . . .    7

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND COMPANY SHAREHOLDERS  .    8
     4.1    Organization of the Company; Authority  . . . . . . . . . . .    8
     4.2    Ability to Carry Out the Agreement  . . . . . . . . . . . . .    8
     4.3    Capitalization of the Company; Ownership; Investment  . . . .    9
     4.4    Subsidiaries and Affiliates . . . . . . . . . . . . . . . . .   10
     4.5    Financial Statements; Liabilities . . . . . . . . . . . . . .   10
     4.6    Conduct of Business; Absence of Material Adverse Change . . .   10
     4.7    Title to Tangible Personal Properties; Absence of Liens . . .   13
     4.8    Litigation  . . . . . . . . . . . . . . . . . . . . . . . . .   13
     4.9    Compliance with Law . . . . . . . . . . . . . . . . . . . . .   13
     4.10   Contracts . . . . . . . . . . . . . . . . . . . . . . . . . .   14
     4.11   Brokers and Intermediaries  . . . . . . . . . . . . . . . . .   15
     4.12   Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . .   15
     4.13   Employee Benefits . . . . . . . . . . . . . . . . . . . . . .   17
     4.14   Articles of Incorporation and Bylaws  . . . . . . . . . . . .   19
     4.15   Insurance . . . . . . . . . . . . . . . . . . . . . . . . . .   19
     4.16   Intellectual Property . . . . . . . . . . . . . . . . . . . .   20
     4.17   Bank Accounts . . . . . . . . . . . . . . . . . . . . . . . .   22
     4.18   Directors, Officers and Employees . . . . . . . . . . . . . .   23
     4.19   Labor Relations; Employees  . . . . . . . . . . . . . . . . .   23
     4.20   Transactions with Related Parties . . . . . . . . . . . . . .   23
     4.21   Copies of Documents . . . . . . . . . . . . . . . . . . . . .   23
     4.22   Real Property . . . . . . . . . . . . . . . . . . . . . . . .   23
     4.23   Books and Records . . . . . . . . . . . . . . . . . . . . . .   25
     4.24   Environmental Matters . . . . . . . . . . . . . . . . . . . .   25
     4.25   Guaranties  . . . . . . . . . . . . . . . . . . . . . . . . .   26
     4.26   Government Consents . . . . . . . . . . . . . . . . . . . . .   26

                                       i

     4.27   Manufacturing Rights  . . . . . . . . . . . . . . . . . . . .   26
     4.28   Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . .   26

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PURCHASER . . . . . . . . . . . . . . .   26
     5.1    Organization and Authority  . . . . . . . . . . . . . . . . .   27
     5.2    Ability to Carry Out the Agreement  . . . . . . . . . . . . .   27
     5.3    Brokers and Intermediaries  . . . . . . . . . . . . . . . . .   27
     5.4    Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . .   28

ARTICLE 6
CERTAIN COVENANTS AND AGREEMENTS  . . . . . . . . . . . . . . . . . . . .   28
     6.1    Full Access . . . . . . . . . . . . . . . . . . . . . . . . .   28
     6.2    Regulatory Filings; Consents  . . . . . . . . . . . . . . . .   28
     6.3    Conduct of Business . . . . . . . . . . . . . . . . . . . . .   28
     6.4    Confidentiality . . . . . . . . . . . . . . . . . . . . . . .   29
     6.5    Books and Records . . . . . . . . . . . . . . . . . . . . . .   30
     6.6    Announcement  . . . . . . . . . . . . . . . . . . . . . . . .   30
     6.7    Best Efforts  . . . . . . . . . . . . . . . . . . . . . . . .   30
     6.8    Discussion With Others  . . . . . . . . . . . . . . . . . . .   30
     6.9    Cooperation in Litigation . . . . . . . . . . . . . . . . . .   30
     6.10   Confidentiality and Non-Disclosure Agreements . . . . . . . .   31
     6.11   Insider Trading . . . . . . . . . . . . . . . . . . . . . . .   31

ARTICLE 7
CONDITIONS PRECEDENT OF TRANSFERORS . . . . . . . . . . . . . . . . . . .   31
     7.1    Representations and Warranties  . . . . . . . . . . . . . . .   31
     7.2    Agreements  . . . . . . . . . . . . . . . . . . . . . . . . .   31
     7.3    Performance Certificate . . . . . . . . . . . . . . . . . . .   31
     7.4    No Injunction . . . . . . . . . . . . . . . . . . . . . . . .   32
     7.5    No Violation  . . . . . . . . . . . . . . . . . . . . . . . .   32
     7.6    Consents  . . . . . . . . . . . . . . . . . . . . . . . . . .   32
     7.7    Opinion of the Purchaser's Counsel  . . . . . . . . . . . . .   32
     7.8    No Proceedings  . . . . . . . . . . . . . . . . . . . . . . .   32
     7.9    Employment Agreement  . . . . . . . . . . . . . . . . . . . .   32
     7.10   Miscellaneous Closing Deliveries  . . . . . . . . . . . . . .   33

ARTICLE 8
CONDITIONS PRECEDENT OF PURCHASER . . . . . . . . . . . . . . . . . . . .   33
     8.1    Representations and Warranties  . . . . . . . . . . . . . . .   33
     8.2    Agreements  . . . . . . . . . . . . . . . . . . . . . . . . .   33
     8.3    Performance Certificate . . . . . . . . . . . . . . . . . . .   33
     8.4    No Injunction . . . . . . . . . . . . . . . . . . . . . . . .   33
     8.5    No Violation  . . . . . . . . . . . . . . . . . . . . . . . .   33
     8.6    Consents  . . . . . . . . . . . . . . . . . . . . . . . . . .   34
     8.7    Opinion of Transferors' Counsel . . . . . . . . . . . . . . .   34
     8.8    No Adverse Change . . . . . . . . . . . . . . . . . . . . . .   34
     8.9    Confidentiality and Non-Disclosure Agreements . . . . . . . .   34
     8.10   Resignations  . . . . . . . . . . . . . . . . . . . . . . . .   34
     8.11   No Proceedings  . . . . . . . . . . . . . . . . . . . . . . .   34
     8.12   Employment Agreements . . . . . . . . . . . . . . . . . . . .   35
     8.13   Due Diligence . . . . . . . . . . . . . . . . . . . . . . . .   35
     8.14   Bigelow Engagement  . . . . . . . . . . . . . . . . . . . . .   35

     8.15   Company Shareholders' Indebtedness to the Company . . . . . .   35
     8.16   Miscellaneous Closing Deliveries  . . . . . . . . . . . . . .   35

ARTICLE 9
SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS . . . . . . . . . .   36
     9.1    Survival of Representations and Warranties  . . . . . . . . .   36
     9.2    Survival of Covenants and Agreements  . . . . . . . . . . . .   36

ARTICLE 10
INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
     10.1   Indemnification of Purchaser  . . . . . . . . . . . . . . . .   36
     10.2   Indemnification of Company Shareholders . . . . . . . . . . .   38
     10.3   Limitations . . . . . . . . . . . . . . . . . . . . . . . . .   39
     10.4   Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . .   39
     10.5   Survival  . . . . . . . . . . . . . . . . . . . . . . . . . .   40

ARTICLE 11
MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
     11.1   Further Assurances  . . . . . . . . . . . . . . . . . . . . .   40
     11.2   Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . .   40
     11.3   Applicable Law  . . . . . . . . . . . . . . . . . . . . . . .   40
     11.4   Notices . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
     11.5   Entire Agreement  . . . . . . . . . . . . . . . . . . . . . .   41
     11.6   Amendments  . . . . . . . . . . . . . . . . . . . . . . . . .   42
     11.7   Headings; References  . . . . . . . . . . . . . . . . . . . .   42
     11.8   Counterparts  . . . . . . . . . . . . . . . . . . . . . . . .   42
     11.9   Parties in Interest; Assignment . . . . . . . . . . . . . . .   42
     11.10  Severability; Enforcement . . . . . . . . . . . . . . . . . .   42
     11.11  JURISDICTION  . . . . . . . . . . . . . . . . . . . . . . . .   42
     11.12  Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
     11.13  Incorporation of Exhibits and Schedules . . . . . . . . . . .   43
     11.14  Construction  . . . . . . . . . . . . . . . . . . . . . . . .   43


                             EXHIBITS AND SCHEDULES

Exhibit A           Disclosure Schedule
Exhibit B           Company Financial Statements
Exhibit C           Form of Legal Opinion of Wyrick, Robbins,
                      Yates & Ponton L.L.P.
Exhibit D           Form of Employment Agreement
Exhibit E           Form of Legal Opinion of Steven L. Kroll, Esq.
Exhibit F           Form of Non-Disclosure Agreement

                            STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of April 30, 1997, by and among UOL PUBLISHING, INC., a Delaware corporation ("Purchaser"), COOPER & ASSOCIATES, INC., an Illinois corporation (the "Company"), and JAMES R. COOPER, TERRY K. HAMBEL and THOMAS JOHNSON, the shareholders of the Company (each a "Company Shareholder" and together, the "Company Shareholders"). The Company and the Company Shareholders shall sometimes collectively be referred to as the "Transferors" and individually as a "Transferor".


                              W I T N E S S E T H:

     WHEREAS, the Company has authorized capital stock of 194,000 shares of Class A Common Stock and 21,500 of Class B Common Stock (the Class A Common Stock and Class B Common Stock are referred to collectively as the "Company Common Stock"), of which 182,000 shares of Class A Common Stock and no shares of Class B Common Stock are issued and outstanding;

     WHEREAS, the Company Shareholders currently own all of the outstanding shares of the Company Common Stock (collectively, the "Company Shares");

     WHEREAS, the Company Shareholders desire to sell to Purchaser, Purchaser desires to purchase from the Company Shareholders, all right, title and interest in and to the Company Shares; and

     WHEREAS, the parties expect that the transactions contemplated hereby shall further certain of their business objectives, including, without limitation, the expansion of the combined companies' businesses and the utilization of the technologies of both of Purchaser and the Company;

     NOW, THEREFORE, in reliance upon the premises, representations, warranties and covenants made herein and in consideration of the mutual agreements herein contained, the parties hereto hereby agree as follows:


                                   ARTICLE 1
                                  DEFINITIONS

     1.1. Definitions. For purposes of this Agreement, the following terms shall have the meaning set forth below:

     "Acquiror Indemnitee" and "Acquiror Indemnitees" shall have the respective meanings set forth in Section 10.1.

     "Acquiror Indemnitor" and "Acquiror Indemnitors" shall have the respective meanings set forth in Section 10.1.

     "Affiliate" means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such other Person.

     "Affiliated Group" means any affiliated group within the meaning of Code
Section 1504.

     "Agreement" shall have the meaning set forth in the first paragraph of this Agreement.

     "Audited/Reviewed Financial Statements" shall have the meaning set forth in subsection 4.5(a).

     "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

     "CERCLA" shall have the meaning set forth in subsection 4.24(a).

     "Closing" shall have the meaning set forth in Section 3.1.

     "Closing Date" shall have the meaning set forth in Section 3.1.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Company" shall have the meaning set forth in the first paragraph of this Agreement.

     "Company Common Stock" means the Common Stock, $.01 par value per share, of the Company, consisting of Class A Common Stock and Class B Common Stock.

     "Company Shares" shall have the meaning set forth in the second paragraph of the recitals.

     "Confidential Information" shall have the meaning set forth in Section
6.4.

     "Controlled Group of Corporations" has the meaning set forth in Code
Section 1563.

     "Contracts" shall have the meaning set forth in subsection 4.10(b).

     "Control" (including, with correlative meanings, the terms "controlled by", "controlling" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

     "Employee Benefit Plan" means any: (i) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan;
(ii) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan; (iii) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan); and (iv) Employee Welfare Benefit Plan or fringe benefit plan or program.

     "Employee Pension Benefit Plan" has the meaning set forth in ERISA Section 3(2).

     "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Section 3(1).

     "Encumbrances" means any and all restrictions on transfer, liens, encumbrances, charges, pledges, security interests, taxes, options, warrants, purchase rights, contracts, commitments, equities, claims and demands.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Fiduciary" has the meaning set forth in ERISA Section 3(21).

     "Financial Statements" shall have the meaning set forth in subsection
4.5(a).

     "GAAP" shall have the meaning set forth in subsection 4.5(a).

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Intellectual Property" means: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice and the record of conception documentation relating thereto), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, divisions, continuations, renewals, continuations-in-part, revisions, extensions, and reexaminations thereof; (ii) all trademarks, service marks, certification marks, collective marks, trade dress, trade styles, logos, trade names, company names, and corporate names, together with all translations, adaptions, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, recordings and renewals in connection therewith; (iii) all copyrightable works, all copyrights, rights and interests in copyrights and all applications, registrations, recordings and renewals in connection therewith; (iv) all mask works and all applications, registrations, recordings and renewals in connection therewith; (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (vi) all computer software (including data and related documentation); (vii) all other proprietary rights; (viii) all copies and tangible embodiments thereof (in whatever form or medium); (ix) all income, royalties, damages or payments now and hereafter due and/or payable under any of the foregoing with respect to any of the foregoing and the right to sue for past, present or future infringements of any of the foregoing; (x) all licenses with respect to any of the foregoing; and (xi) all rights corresponding to any of the foregoing throughout the world.

     "Knowledge" means knowledge after reasonable investigation.

     "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including liability for Taxes.

     "Litigation" shall have the meaning set forth in subsection 4.8(a).

     "Most Recent Balance Sheet" shall have the meaning set forth in subsection 4.7(a).

     "Most Recent Financial Statements" shall have the meaning set forth in subsection 4.5(a).

     "Most Recent Fiscal Quarter End" shall have the meaning set forth in subsection 4.5(a).

     "Most Recent Fiscal Year End" shall have the meaning set forth in subsection 4.5(a).

     "Multiemployer Plan" has the meaning set forth in ERISA Section 3(37).

     "Non-Disclosure Agreement" and "Non-Disclosure Agreements" shall have the meaning set forth in Section 8.9.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Person" means any individual, corporation, partnership, limited partnership, limited liability company, trust, entity or unincorporated organization or a government or any agency or political subdivision thereof.

     "Prohibited Transaction" has the meaning set forth in ERISA Section 406 and Code Section 4975.

     "Proprietary Information" shall have the meaning set forth in subsection 4.16(g).

     "RCRA" has the meaning set forth in subsection 4.24(a).

     "Reportable Event" has the meaning set forth in ERISA Section 4043.

     "Company Shareholders" shall have the meaning set forth in the first paragraph of this Agreement.

     "Subsidiary" means any corporation with respect to which a specified Person (or Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

     "Tax" or "Taxes" means any federal, state, local, foreign or other income, gross receipts, profits, franchise, license, transfer, sales, use, payroll, withholding, occupation, property (real or personal), excise and similar taxes, fees, duties, assessments, withholdings or governmental charges of any nature (including interest, penalties or additions to such taxes).

     "Tax Returns" means all returns, reports, estimates, information returns and statements of any nature with respect to Taxes.

     "Termination Date" shall have the meaning set forth in subsection 3.3(b).

     "Transferor" and "Transferors" shall have the respective meanings set forth in the first paragraph of this Agreement.

     "Unaudited Financial Statements" shall have the meaning set forth in subsection 4.5(a).

     "Purchaser" shall have the meaning set forth in the first paragraph of this Agreement.

     "Purchaser Common Stock" means the Common Stock, $0.01 par value per share, of Purchaser.


                                   ARTICLE 2
                               BASIC TRANSACTION

     2.1 Agreement to Sell and Purchase Securities. For the consideration hereinafter provided and subject to the terms and conditions of this Agreement, at the Closing the Company Shareholders shall sell, assign, transfer, convey and deliver to Purchaser, free and clear of all liens and encumbrances, and Purchaser shall purchase and acquire from the Company Shareholders, all of the Company Shares.

     2.2 Consideration at Closing. At the Closing, subject to the terms and conditions hereof:

     (a) the Company Shareholders shall cause to be delivered to Purchaser certificates representing the Company Shares, together with stock powers duly endorsed in blank for the transfer of the Company Shares to Purchaser, and, if applicable, with all necessary transfer taxes paid or other revenue stamps affixed thereto;

     (b) Purchaser shall deliver to the Company Shareholders, by check or wire transfer, cash in the aggregate amount of $3,000,000, to be paid ratably to the Company Shareholders according to their proportional ownership of the Company immediately prior to the Closing.

     2.3 Post-Closing Payments. (a) Purchaser shall also deliver to the Company Shareholders, by check or wire transfer, cash in the following additional aggregate amounts (each a "Post-Closing Payment"), such amounts to be paid ratably to the Company Shareholders according to their proportional ownership of the Company immediately prior to the Closing as follows:

          (i)  $666,667 on the first anniversary of the Closing Date;

         (ii)  $666,667 on the second anniversary of the Closing Date; and

        (iii)  $666,666 on the third anniversary of the Closing Date;

provided, however, that all unpaid Post-Closing Payments shall automatically become due and payable upon transfer by the Purchaser to a third party of all or substantially all of the assets of the Company, whether by stock sale, merger, asset sale or otherwise, and upon Purchaser's failure to pay any Post-Closing Payment in a timely manner other than in exercising its right of set-off under Section 10.3.

     (b) In the event Purchaser shall fail to make any Post-Closing Payment other than in exercising its right of set-off under Section 10.3, all unpaid Post-Closing Payments shall automatically become due and payable, and bear interest at 3% in excess of the prime interest rate then charged by First Union National Bank.

     (c) If action is instituted to collect any Post-Closing Payment due to a default in the timely payment thereof by the Purchaser, the Purchaser promises to pay all costs and expenses, including reasonable attorneys' fees if the Company Shareholders prevail, incurred in connection with such action.


                                   ARTICLE 3
                            CLOSING AND TERMINATION

     3.1 Closing. The closing of the transactions provided for herein (the "Closing") shall take place at 10:00 a.m. (local time) on a date to be specified by the parties (the "Closing Date"), which shall be no later than April 30, 1997, at the offices of Purchaser, 8251 Greensboro Drive, Suite 500, McLean, Virginia 22102.

     3.2 Termination. Notwithstanding any other provision to the contrary herein, this Agreement may be terminated at any time:

     (a) without liability on the part of any party hereto, by mutual consent of all parties to this Agreement;

     (b) without liability on the part of any party hereto (unless occasioned by reason of failure of one of the parties hereto to perform its obligations hereunder), by either Purchaser or the Company, if the transactions contemplated hereby are not consummated on or before May 7, 1997, or such later date as may be agreed upon in writing by the parties hereto;

     (c) by Purchaser, if: (i) the Company or the Company Shareholders shall breach in any material respect any of their respective representations, warranties or obligations hereunder; (ii) such breach shall not have been cured in all material respects or waived; and (iii) the Company or the Company Shareholders, as the case may be, shall not have provided reasonable assurance that such breach shall be cured in all material respects on or before the Closing Date, but only if such breach, singly or together with all other such breaches, constitutes a failure of the conditions contained in Sections 8.1 or
8.2 hereof as of the date of such termination; or

     (d) by the Company, if: (i) Purchaser shall breach in any material respect any of their respective representations, warranties or obligations hereunder; (ii) such breach shall not have been cured in all material respects or waived; and (iii) Purchaser shall not have provided reasonable assurance that such breach shall be cured in all material respects on or before the Closing Date, but only if such breach, singly or together with all other such breaches, constitutes a failure of the conditions contained in Sections 7.1 or
7.2 hereof as of the date of such termination.

                                   ARTICLE 4
     REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND COMPANY SHAREHOLDERS

     Except as otherwise set forth in the Disclosure Schedule attached hereto as Exhibit A, the Company and the Company Shareholders hereby jointly and severally represent and warrant to Purchaser as follows:

     4.1 Organization of the Company; Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, with the full power and authority, corporate and otherwise, to enter into this Agreement and to carry out and perform its obligations under the terms of this Agreement. The Company has the full and unrestricted power and authority, corporate and otherwise, to own, operate and lease its assets and properties and to carry on its business as currently conducted and in which it presently proposes to engage. The Company is domesticated and in good standing in the State of New Hampshire, and is not qualified to do business in any other jurisdiction, which jurisdiction constitutes the only jurisdiction in which the nature of the Company's business requires it to be so qualified. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate or other action on the part of the Company and the Company Shareholders. This Agreement has been duly executed and delivered by the Company and the Company Shareholders and constitutes the valid, binding and enforceable obligation of the Company and the Company Shareholders, enforceable in accordance with its terms and conditions.

     4.2 Ability to Carry Out the Agreement. Neither the Company nor any Company Shareholder is subject to or bound by any provision of:

          (i) any law, statute, rule, regulation, ordinance or judicial or administrative decision;

          (ii)  any articles or certificate of incorporation or bylaws;

          (iii) any mortgage, deed of trust, lease, note, stockholders' agreement, bond, indenture, other instrument or agreement, license, permit, trust, custodianship, other restriction of any kind or character whatsoever; or

          (iv) any judgment, order, writ, injunction or decree of any court, governmental body, administrative agency or arbitrator;

that would prevent or be violated by, or would result in any penalty, forfeiture or contract termination as a result of, or under which there would be a default as a result of, nor is the consent of any Person under any contract or agreement disclosed in Schedule 4.10(a) which has not been obtained required for, the execution, delivery and performance by the Company and the Company Shareholders of this Agreement and the transactions contemplated hereby.

     4.3 Capitalization of the Company; Ownership; Investment. (a) The authorized capital stock of the Company consists solely of 192,000 shares of Class A Common Stock and 21,500 shares of Class B Common Stock. The Company Shares are the only shares of capital stock and other securities of the Company which are issued and outstanding. At the Closing the only classes, type, or kind of capital stock or security of the Company outstanding shall be the Company Common Stock. All shares of the Company Common Stock are duly authorized, validly issued, fully paid and nonassessable, were issued in compliance with all applicable federal and state securities laws, and are held of record by the Company Shareholders. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, rights of first refusal, preemptive rights or other rights of any kind to acquire, directly or indirectly, any shares of capital stock of the Company or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any shares of capital stock or securities of the Company, nor is the Company committed to issue any such capital stock option, warrant, right or security. Prior to the Closing all securities, any and all notes and debts of the Company to the Company Shareholders or their Affiliates, any advances made by the Company Shareholders to the Company, any similar or related rights or interests owed to the Company Shareholders, and any and all interest or dividends payable with respect to any of the foregoing shall, without any liability on the part of the Company, be converted into shares of the Company Common Stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements, commitments, obligations, or understandings with respect to the voting of the capital stock of the Company.

     (b) The Company Shares are owned of record and beneficially by the Company Shareholders in the amounts set forth in Section 4.3(b) of the Disclosure Schedule. Each Company Shareholder has good, valid, and marketable title to the Company Shares held by him, free and clear of any and all Encumbrances, with full right and lawful authority to transfer, assign, deliver, convert and exchange the Company Shares held by him pursuant to this Agreement. None of the Company Shareholders is a party to any option, warrant, purchase right, or other contract or commitment that could require him to sell, transfer, or otherwise dispose of any capital stock of the Company (other than pursuant to this Agreement).

     4.4 Subsidiaries and Affiliates. The Company has no Subsidiaries and does not control, directly or indirectly, or have any direct or indirect equity participation or any interest in any corporation, partnership, trust, venture, business, enterprise, firm or other business association.

     4.5 Financial Statements; Liabilities. (a) Attached hereto as Exhibit B are the following financial statements of the Company (collectively the "Financial Statements"): (i) the reviewed balance sheets and statements of income, changes in shareholders' equity and cash flows as at and for the fiscal years ended December 31, 1994 and 1995, and the audited balance sheet and statements of income, changes in shareholders' equity and cash flows as at and for the fiscal year ended December 31, 1996 (collectively, the "Audited/Reviewed Financial Statements"); and (ii) the unaudited balance sheet and statement of income (the "Most Recent Financial Statements") as at and for the three months ended March 31, 1997 (the "Most Recent Fiscal Quarter End"). The Audited/Reviewed Financial Statements and the Most Recent Financial Statements (including the notes thereto) have been prepared in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby, are true, correct, and complete, fairly present the financial position of the Company at the dates thereof and the results of operations of the Company for the periods covered thereby, and are consistent with the books and records of the Company (which books and records are correct and complete). All of the Financial Statements have been prepared using consistent accounting and financial principles and fairly present the financial position of the Company at the dates thereof and the results of operations for the periods then ended.

     (b) There are no Liabilities of the Company (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claims or demand against the Company giving rise to any Liability), except for those: (i) accrued or reflected on the face of the Most Recent Financial Statements; or (ii) arising in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort infringement, or violation of law).

     4.6 Conduct of Business; Absence of Material Adverse Change. Since the Most Recent Fiscal Year End, there has been no material adverse change in the business, operations, results of operations, assets, properties, financial condition or prospects of the Company. Since such date, except as contemplated in this Agreement the Company has conducted its business in the manner theretofore conducted and only in the ordinary course consistent with past practices. Without limiting the generality of the foregoing, the Company has not:

     (a) incurred any loss of, or injury to, the assets or properties of the Company as the result of any fire, explosion, flood, windstorm, earthquake, labor trouble, riot, accident, act of God or public enemy or armed forces, or other casualty (whether or not covered by insurance payable to the Company);

     (b) issued, sold, or otherwise disposed of, or committed to issue, sell, or otherwise dispose of (other than as contemplated in this Agreement), any capital stock, bonds or other securities of any kind or nature, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

     (c) incurred, or become subject to, any obligation or Liability in excess of $5,000, either individually or in the aggregate, except Liabilities incurred in the ordinary course of business consistent with past practices and obligations under contracts listed in the Schedules;

     (d) discharged or satisfied any lien or Encumbrance or paid any obligation or Liability other than Liabilities reflected in the Most Recent Fiscal Year End balance sheet and Liabilities incurred since the Most Recent Fiscal Year End in the ordinary course of business consistent with past practices;

     (e) for any reason, declared or made payment of, or set aside for payment, any dividends or distributions of any assets of any kind whatsoever in respect of any shares of the capital stock of the Company (whether in cash or in kind), or purchased, redeemed or otherwise acquired any of its capital stock, any securities convertible into capital stock, or any other securities;

     (f) mortgaged, pledged, or subjected to lien, charge, security interest, or any other Encumbrance any of its assets or properties with respect to any obligations;

     (g) sold, exchanged, transferred or otherwise disposed of any of its assets or properties, tangible and intangible, or cancelled any debts or claims, except in each case in the ordinary course of business consistent with past practices;

     (h) written down the value of any assets or properties or written off as uncollectible any notes or accounts receivable, except write-downs and write-offs in the ordinary course of business consistent with past practices;

     (i) entered into any employment agreement or collective bargaining agreement, written or oral; modified the terms of any such existing agreement or contract; increased the rate of compensation payable, or to become payable, by it to any of its officers, directors, employees, consultants, agents, or independent contractors; adopted, amended, modified, terminated or made any contributions to, or any commitments for, any contributions to, any bonus, profit sharing, incentive, severance, pension or other employee benefit plan, payment or arrangement made to, for or with any of the foregoing; or made any other change in employment terms for any of its officers, directors, employees, consultants, agents, or independent contractors outside of the ordinary course of business consistent with past practices;

     (j) made or permitted any amendment or termination of any contract, agreement, lease or license to which it is a party or which it owns otherwise than in the ordinary course of business consistent with past practice;

     (k) through negotiation or otherwise made any commitment or incurred any Liability to any labor organization;

     (l) paid any severance or termination pay to any officer or employee in excess of two weeks' salary;

     (m) made any material change in any method of accounting or accounting practice;

     (n) made any charitable contributions or pledges outside of the ordinary course of business consistent with past practices;

     (o) waived or released any rights of material value other than in the ordinary course of business consistent with past practices;

     (p) effected any material reduction or increase of advertising, administrative, or research and development expenses of the Company other than in the ordinary course of business consistent with past practices;

     (q) made or committed to make capital expenditures (or series of related capital expenditures) either in excess of $5,000 in the aggregate or outside of the ordinary course of business consistent with past practices;

     (r) made any accrual or arrangement for or payment of bonuses or special compensation of any kind to any director, officer, consultant or employee;

     (s) made any investment in (capital or otherwise), any loan to, or any acquisition of securities or assets of, any other Person (or series of related investments, loans or acquisitions);

     (t) made or authorized any change in the charter or bylaws of the Company;

     (u) issued any note, bond, or other debt security, increased bank debt, or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capital lease obligations together with Liabilities involving more than $10,000 in the aggregate;

     (v) made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside of the ordinary course of business consistent with past practices; or

     (w) agreed or committed, whether in writing or not, to do any of the foregoing.

     4.7 Title to Tangible Personal Properties; Absence of Liens. (a) The Company has good, valid and marketable title to, or valid and subsisting leasehold interests in, all buildings, machinery, equipment and other tangible personal properties and assets used in the business of the Company, located on its premises, or shown on the balance sheet of the Most Recent Financial Statements (the "Most Recent Balance Sheet") or acquired after the date thereof, free and clear of any and all Encumbrances, except for Encumbrances reflected in the Most Recent Balance Sheet.

     (b) The assets and properties owned or leased by the Company constitute all of the assets and properties necessary to conduct the business of the Company in the manner in which it has previously been conducted and as presently proposed to be conducted. All such personal property is free from defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair, ordinary wear and tear excepted, and is suitable for the purposes for which it presently is used and presently is proposed to be used.

     4.8 Litigation. (a) There is no charge, complaint, action, suit, arbitration, proceeding, hearing, or investigation (collectively, "Litigation") pending or threatened against the Company in, before, or by any court or arbitrator or governmental agency or authority. None of the Company Shareholders and the directors and officers of the Company has any Basis to believe that any Litigation may be brought or threatened against the Company. The Company is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge.

     (b) The Company has not breached, and is not in default of, any of its legal obligations with respect to any of its licensors, licensees, collaborative and other partners, joint venturers, brokers, distributors, business consultants, franchisees, franchisors, representatives or other independent contractors, except where such breach or default has not and will not have a material adverse effect on the business, prospects, properties, assets or condition, financial or otherwise, of the Company.

     4.9 Compliance with Law. The Company Shareholders and the Company and its predecessors and Affiliates have complied in all respects with all applicable statutes, laws, ordinances, regulations, rules, orders, determinations, writs, injunctions, awards, judgments, and decrees of every kind whatsoever of any and all governmental authorities applicable to the Company (including all agencies thereof) or to the assets, properties and business of the Company, and no suit, action, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed, commenced or threatened against the Company alleging any failure to so comply. All material governmental approvals, permits and licenses required by the Company in connection with the conduct of its business have been obtained, are in full force and effect, and are being complied with in all respects. The Company and all of its employees, agents, distributors or representatives have not paid or received any bribe or other unlawful, questionable or unusual payment of money or other thing of more than nominal value, granted or accepted any extraordinary discount, or furnished or been given any other unlawful or unusual inducement to or from any person, business association or governmental entity in the United States or elsewhere in connection with or in furtherance of the business of the Company, and such business is not in any manner dependent upon the making or receipt of such payment, discounts or other inducements.

     4.10 Contracts. (a) Section 4.10(a) of the Disclosure Schedule sets forth a list of each written and oral contract or agreement (collectively, the "Contracts") outstanding as of the date hereof to which the Company is a party:

          (i) which involves the lease of personal property from or to third parties providing for lease payments in excess of $10,000 per annum;

          (ii) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness for borrowed money (including capitalized lease obligations) involving more than $10,000;

          (iii) which is in the nature of an employment, consulting or severance agreement or collective bargaining agreement involving the payment of more than $10,000 or not entered into in the ordinary course of business;

          (iv) which is with any of the Company Shareholders or their Affiliates (other than the Company);

          (v) which concerns confidentiality, nondisclosure or noncompetition;

          (vi) which is a profit sharing, stock option, stock appreciation, deferred compensation, severance or other plan or arrangement for the benefit of its current or former directors, officers and employees;

          (vii) which by its terms is not terminable without liability and involves the payment or receipt of $10,000 or more;

          (viii) which the consequences of a default or termination could have a material adverse effect on the business, assets, financial condition, operations, results of operations, or future prospects of the Company;

          (ix) which is in the nature of a partnership, joint venture, or collaborative arrangement or relationship;

          (x) which involves the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which shall extend over a period of more than one year, result in financial loss to the Company, or involves consideration in excess of $10,000; or

          (xi) which is outside of the ordinary course of business or contains any provision requiring the Company to indemnify any other party thereto.

     (b) The Company has delivered to Purchaser a correct and complete copy of each written Contract, as amended to date, and a written summary setting forth the terms and conditions of each oral Contract. All of the Contracts are legal, valid, binding, enforceable in accordance with their respective terms against the Company and any other parties thereto, and are in full force and effect on identical terms following the consummation of the transactions contemplated in this Agreement. There is not under any Contract: (i) any existing default, breach or violation by the Company or, to the best knowledge of the Company or the Company Shareholders, by any other party thereto; (ii) an event which, after notice or lapse of time or both, would constitute a default or breach by the Company or, to the best knowledge of the Company or the Company Shareholders, by any other party, or permit termination, modification or acceleration, under the Contract; or (iii) any repudiation of any provision of any Contract.

     4.11 Brokers and Intermediaries. No broker, finder, advisor, or other intermediary other than The Bigelow Company Incorporated (which shall be paid by the Company Shareholders) is entitled to any broker's, finder's, or similar fee or commission in connection with the transactions contemplated by this Agreement or upon the consummation thereof.

     4.12 Tax Matters. (a) The Company has filed all Tax Returns that it has been required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid. The Company currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

     (b) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, consultant, independent contractor, creditor, shareholder, or other third Person.

     (c) No Transferor or director or officer (or employee responsible for Tax matters) of the Company expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Company either: (i) claimed or raised by any authority in writing; or (ii) as to which any of the Transferors or the directors and officers (and employees responsible for Tax matters) of the Company has Knowledge based upon personal contact with any agent of such authority. Section 4.12(c) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or before December 31, 1996, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Transferors have delivered to Purchaser correct and complete copies of all federal, state and local income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since its formation.

     (d) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

     (e) The Company has not filed a consent under Code Section 341(f) concerning collapsible corporations. The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that shall not be deductible under Code Section 280G. The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Company has disclosed on its Federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. The Company is not a party to any Tax allocation or sharing agreement. The Company is not a member of an Affiliated Group filing a consolidated Federal income Tax Return and has no Liability for the Taxes of any Person (other than the Company) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

     (f) The unpaid Taxes of the Company: (i) did not, as of the Most Recent Fiscal Quarter End exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto); and
(ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

     (g) As of the Closing, the Company shall not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any Person could acquire stock in the Company that, if exercised or converted, would affect Purchaser's acquisition or retention of control of the Company as defined in Code Section 368(c)(1).

     4.13 Employee Benefits. (a) Section 4.13 of the Disclosure Schedule lists each Employee Benefit Plan that the Company maintains or to which the Company contributes. Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

     (b) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Section 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

     (c) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan, and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Company. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

     (d) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code Section 401(a) and has received, within the last two years, a favorable determination letter from the Internal Revenue Service.

     (e) The market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

     (f) The Company has delivered to Purchaser correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

     (g) With respect to each Employee Benefit Plan that the Company and the Controlled Group of Corporations which includes the Company maintains or has maintained within the last five years, or has contributed, or been required to contribute within the last five years:

          (i) No such Employee Benefit Plan which is in Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or threatened.

          (ii) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened. None of the Company Shareholders and the directors and officers (and employees with responsibility for employee benefits matters) of the Company has any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

          (iii) The Company has not incurred, and none of the Company Shareholders and the directors and officers (and employees with responsibility for employee benefits matters) of the Company has any reason to expect that the Company shall incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

     (h) None of the Company and the other members of the Controlled Group of Corporations that includes the Company contributes to, ever has contributed to, or ever has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal Liability) under any Multiemployer Plan.

     (i) The Company does not maintain or contribute and never has maintained or contributed, and never has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Sec. 4980B).

     4.14 Articles of Incorporation and Bylaws. The Company has delivered to Purchaser complete and correct copies of the Articles of Incorporation and Bylaws of the Company, as currently in effect. The Transferors have not defaulted under or violated any provision of the Articles of Incorporation or Bylaws of the Company.

     4.15 Insurance. Section 4.15 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Company has been a party, a named insured, or otherwise the beneficiary of coverage at any time since its formation:

          (i)  the name, address, and telephone number of the agent;

          (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

          (iii) the policy number and the period of coverage;

          (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage;

          (v) a description of any retroactive premium adjustments or other loss-sharing arrangements; and

          (vi) any self-insurance arrangements affecting the Company.

With respect to each such insurance policy: (i) the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) the policy shall continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement; (iii) the Company is not nor is any other party to the policy in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iv) no party to the policy has repudiated any provision thereof. The

Company has been covered since the date of its formation by insurance in scope and amount sufficient for the businesses in which it has engaged during the aforementioned period.

     4.16 Intellectual Property. (a) The Company owns or has the legal right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property reasonably necessary for the operation of the businesses of the Company as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by the Company immediately prior to the Closing hereunder shall be owned or used by the Company on identical terms and conditions subsequent to the Closing, subject to the provisions of any license agreement as to the term thereof. The Company has reasonable actions to maintain and protect each item of Intellectual Property that it owns or uses.

     (b) The Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with, any Intellectual Property rights of third Persons, and none of the Transferors and the directors and officers of the Company has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of any of the Transferors and the directors and officers of the Company, no third Person has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company.

     (c) The Company has not and shall not utilize any inventions of any of its employees (or people it currently intends to hire, if any) made prior to their employment by the Company. To its Knowledge, the Company believes that all of the Intellectual Property owned by it was conceived of during the corporate existence of the Company and was created by its employees within the scope of their employment with the Company. Section 4.16(c) of the Disclosure
Schedule identifies each trade name or unregistered trademark used by the Company in connection with its business and each patent or registration which has been issued to the Company with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which the Company has made with respect to any of its Intellectual Property, identifies any of the Intellectual Property of the Company which is either a trade secret or claimed as proprietary and not subject to a patent or pending patent application, and identifies each license, agreement, or other permission which the Company has granted to any third Person with respect to any of its Intellectual Property (together with any exceptions). The Company has delivered to Purchaser correct and complete copies of all such registrations, applications, licenses, agreements and permissions (as amended to date) and have made available to Purchaser correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. With respect to each such item of Intellectual Property:

          (i) the Company possesses all right, title, and interest in and to the item, free and clear of any Encumbrance, license, or other restriction;

          (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

          (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

          (iv) the Company has never agreed in writing, or to its Knowledge verbally, to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item, except as set forth in the standard agreements with the Company customers in the form previously delivered to Purchaser.

     (d) Section 4.16(d) of the Disclosure Schedule identifies each item of Intellectual Property that any third Person owns and that the Company sublicenses commercially pursuant to license, sublicense, agreement, or permission. The Company has delivered to Purchaser correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each such item of Intellectual Property:

          (i)  the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

          (ii) the license, sublicense, agreement, or permission shall continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing, subject to the provisions of any license agreements as to the term thereof;

          (iii) to the Transferors' Knowledge, no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder;

          (iv) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

          (v) with respect to each sublicense, the representations and warranties set forth in clauses (i) through (iv) immediately above are true and correct with respect to the underlying license;

          (vi) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

          (vii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity or enforceability of the underlying item of Intellectual Property; and

          (viii) the Company has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission which violates any term or condition thereof.

     (e) The Company's ownership and/or right to the use of its Intellectual Property shall not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third Persons as a result of the continued operation of its business as presently conducted and as presently proposed to be conducted.

     (f) None of the Transferors and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Company has or had any Knowledge of any new products, inventions, procedures, or methods of manufacturing or processing that any competitors or other third Persons have developed which reasonably could be expected to supersede or make obsolete any product or process of the Company.

     (g) None of the Transferors and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Company has done anything to compromise the secrecy, confidentiality or value of any of its trade secrets, know-how, inventions, prototypes, designs, processes or technical data (collectively "Proprietary Information") required to conduct its business as now conducted and as proposed to be conducted. The Company has taken reasonable security measures to protect the secrecy, confidentiality, and value of its Proprietary Information important to the conduct of its business, including requiring each employee and consultant to acknowledge a requirement to safeguard proprietary or sensitive information of the Company in accordance with the employee handbook of the Company.

     (h) None of the Transferors and the directors and officers (or employees with responsibility for Intellectual Property matters) of the Company has any Knowledge that any of the Company's employees, officers or consultants is in violation of his or her obligations of confidentiality.

     4.17 Bank Accounts. Section 4.17 of the Disclosure Schedule sets forth a true and complete list of all bank accounts of the Company and all authorized signatories to each such account.

     4.18 Directors, Officers and Employees. The Company has heretofore delivered to Purchaser a correct and complete listing as of the date hereof of all of the directors, officers and employees of the Company, showing their names, positions, and current wage or salary and bonuses.

     4.19 Labor Relations; Employees. (a) The Company has no collective bargaining agreements with any of its employees; there is no labor union organizing activity pending or threatened with respect to the Company; and the Company has not experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. The Company has not committed any unfair labor practices. To the Knowledge of the Transferors, no executive, key employee or group of employees has any plans to terminate employment with the Company. Copies of all personnel brochures or handbooks delivered to employees or in effect since the formation of the Company have been delivered to Purchaser.

     (b) There is no claim nor any Basis or grounds for any claim by any Person or party (including, but not limited to, governmental agencies of any kind) against the Company arising out of any federal, state, county, local or foreign statute, ordinance or regulation relating to discrimination against employees or any other employee practices, including without limitation retirement or labor relations, or occupational, safety and/or health standards, sexual harassment or intentional infliction of emotional distress.

     4.20 Transactions with Related Parties. None of the Company Shareholders or any present or former officer, director or shareholder of the Company, and no Affiliate of the Company Shareholders or of such officer, director or shareholder: (a) has been involved in any business (excluding relationships and payments arising from the employment or retention by the Company of any such persons in the ordinary course of business) arrangement or relationship with the Company, including, without limitation, any contract, agreement, or other arrangement providing for the employment of, furnishing of services, by, rental of real or personal property from or otherwise requiring payment to any such officer, director, shareholder or Affiliate; or (b) owns any asset, tangible or intangible, which is used in the business of the Company.

     4.21 Copies of Documents. True, correct, and complete copies of all documents listed in the Disclosure Schedule have been heretofore delivered to Purchaser and identified in writing as constituting such delivery.

          4.22   Real Property.  (a) The Company owns no real estate.

     (b) Section 4.22(b) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to or by the Company. The Company has delivered to Purchaser correct and complete copies of such leases and subleases, as amended to date. With respect to each such lease and sublease:

          (i) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

          (ii) the lease or sublease shall continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

          (iii) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

          (iv) no party to the lease or sublease has repudiated any provision thereof;

          (v) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

          (vi) with respect to each sublease, the representations and warranties set forth in clauses (i) through (v) above are true and correct with respect to the underlying lease;

          (vii) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

          (viii) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

          (ix) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

          (x) to the best knowledge of the Company and the Company Shareholders, the owner of the facility leased or subleased has good and marketable title to the parcel of real property, free and clear of any Encumbrance, easement, covenant, or other restriction, except for installments of special easements not yet delinquent and recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto.

     4.23 Books and Records. The stock records of the Company are in all respects complete and accurate, and the minute books of the Company accurately reflect the actions taken at shareholder and director meetings or by unanimous written consent and are in all respects correct, complete, and accurate.

     4.24 Environmental Matters. (a) The Company has complied and is in compliance with all local, state, and federal statutes, ordinances, and regulations dealing with the protection of the environment or public health and safety, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act (codified as amended, 42 U.S.C. Sections 9601 et seq.) ("CERCLA") and the Resource Conservation and Recovery Act (codified as amended, 42 U.S.C. Sections 6901 et seq.) ("RCRA").

     (b) The Company has obtained all required local, state and federal permits, licenses, certificates and approvals relating to: (i) air emissions;
(ii) discharges to surface water or groundwater; (iii) noise emissions, (iv) solid or liquid waste disposal; (v) the use, generation, storage, transportation or disposal of toxic or hazardous substances or wastes (intended hereby and hereafter to include any and all such materials listed in any local, state or federal statute, ordinance, or regulation); (vi) the use, storage, transportation or disposal of petroleum or petroleum products; or (vii) other environmental, health and safety matters.

     (c) The Company has not caused, suffered, permitted or sustained any emission, spill, release or discharge of any toxic or hazardous substances or wastes, or any petroleum products, into or upon: (i) the air; (ii) soils or any improvements located thereon, whether on the Company' property or elsewhere;
(iii) surface water or groundwater; or (iv) a sewer, septic system or waste treatment, storage or disposal system except in accordance with applicable law or a valid government permit, license, certificate or approval.

     (d) None of the Transferors or the officers and directors (including employees responsible for environmental matters) of the Company has received written or oral notice of any actual or potential claims, orders, directives, citations, or causes of action based on actual or alleged violations of any local, state, or federal statutes, ordinances, or regulations dealing with the protection of the environment or public health and safety, including, but not limited to, CERCLA or RCRA, or oral or written notice of any actual or potential common law claims or causes of action based upon the Company's actual or alleged involvement with or use of any substance regulated by local, state, or federal statutes, ordinances, or regulations dealing with the protection of the environment or public health and safety.

     (e) None of the Transferors or the officers and directors (including employees responsible for environmental matters) of the Company has received oral or written notice of any actual or potential claims, orders, directives, citations or causes of action under any local, state, or federal statutes, ordinances, or regulations dealing with the protection of the environment or public health and safety, including, but not limited to, CERCLA and RCRA, based upon or arising out of its actual or alleged disposal of hazardous wastes or substances, whether on or off real property being operated by the Company.

     (f) None of the Transferors and the officers and directors (including employees responsible for environmental matters) of the Company has any Knowledge of any condition on any of the real property owned by the Company which may give rise to any claim, order, directive, citation, or cause of action based on any local, state, or federal statute, ordinance, or regulation dealing with protection of the environment or public health and safety, including, but not limited to, CERCLA or RCRA.

     4.25 Guaranties. The Company is not a guarantor or otherwise liable for any Liability or obligation of any Person other than itself (including indebtedness of any other Person).

     4.26 Government Consents. No consent, approval or authorization of or designation, declaration or filing with any state, federal, or foreign governmental authority on the part of the Company Shareholders because of any special characteristic of such Company Shareholders is required in connection with the valid execution and delivery of this Agreement and the consummation by the Company Shareholders of the transactions contemplated hereby.

     4.27 Manufacturing Rights. The Company has not granted rights to manufacture or sell its products, processes, Intellectual Property or technology to any other Person.

     4.28 Disclosure. No representation or warranty by the Company or the Company Shareholders in this Agreement or in any written statement or certificate furnished or to be furnished to the Purchaser pursuant to this Agreement or in connection with the transactions contemplated by this Agreement (when read together) contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not materially misleading.


                                   ARTICLE 5
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to the Company Shareholders that:

     5.1 Organization and Authority. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with the corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the valid, binding and enforceable obligation of Purchaser, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles.

     5.2 Ability to Carry Out the Agreement. Purchaser is not subject to or bound by any provision of:

          (i) any law, statute, rule, regulation, ordinance or judicial or administrative decision;

          (ii)  any articles or certificate of incorporation or by-laws;

          (iii) any mortgage, deed of trust, lease, note, stockholders' agreement, bond, indenture, other instrument or agreement, license, permit, trust, custodianship, other restriction, of any kind or character whatsoever; or

          (iv) any judgment, order, writ, injunction or decree of any court, governmental body, administrative agency or arbitrator;

that would prevent or be violated by or would result in any penalty, forfeiture or contract termination as a result of, or under which there would be a default as a result of, nor is the consent of any Person under any material agreement which has not been obtained required for, the execution, delivery and performance by Purchaser of this Agreement and the transactions contemplated hereby, other than violations, penalties, forfeitures, contract terminations, defaults or failure to obtain consents which, singly or in the aggregate, shall not have a material adverse effect on the enforceability or validity of this Agreement or the ability of Purchaser to perform its obligations hereunder.

     5.3 Brokers and Intermediaries. Purchaser has not employed any broker, finder, advisor, or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to a broker's, finder's, or similar fee or commission in connection therewith or upon the consummation thereof; provided, however, that it may owe a fee to Friedman, Billings, Ramsey & Co., Inc. in connection with the transactions contemplated hereby.

     5.4 Disclosure. No representation or warranty by the Purchaser in this Agreement or in any written statement or certificate furnished or to be furnished to the Company Shareholders pursuant to this Agreement or in connection with the transactions contemplated by this Agreement (when read together) contains or will contain any untrue statement of immaterial fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not materially misleading.


                                   ARTICLE 6
                        CERTAIN COVENANTS AND AGREEMENTS

     6.1 Full Access. From the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Section 3.3 above, the Company shall permit representatives of Purchaser to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company, to all premises, customers, employees, properties, books, records, contracts, tax records, and documents of or pertaining to the Company. From the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Section 3.3 above, Purchaser shall permit representatives of the Transferors to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Purchaser, to all premises, customers, employees, properties, books, records, contracts, tax records, and documents of or pertaining to Purchaser. All access provided hereunder, and information with respect thereto, shall be held in confidence.

     6.2 Regulatory Filings; Consents. From the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Section
3.3 above, each of the parties hereto shall: (a) take any additional action that is necessary, proper or advisable in connection with any notices to, filings with, and authorizations, consents and approvals of governments and governmental agencies that it is required to give, make, or obtain in order to effect the transactions contemplated hereunder; and (b) furnish to the other party or parties hereto, as the case may be, such necessary information and reasonable assistance as such other party or parties may reasonably request in connection with its or their preparation of necessary filings or submissions to any governmental agency. The Company shall give any notices to third Persons, and shall use its best efforts to obtain any third Person consents, that Purchaser may request in connection with the matters referred to in Section 4.2 above.

     6.3 Conduct of Business. From the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Section 3.3 above, and except as otherwise contemplated by this Agreement or consented to or approved by

Purchaser in writing, the Company shall not engage in any practice, take an action, embark on any course of action, or enter into any transaction outside the ordinary course of business consistent with past practices. Without limiting the generality of the foregoing, the Company shall, during the period specified in the first sentence of this Section 6.3:

          (a) not take any action, engage in any practice or enter into any transaction of the nature or sort referred to in subsections (a) through
     (w) of Section 4.6, except as permitted therein;

          (b) cause the business conducted by the Company to be operated in all respects in the ordinary and usual course and keep and preserve its business and properties intact, including its present operations, physical facilities, working conditions and relationships with employees, clients, suppliers, customers, lessors and licensors of such business;

          (c) not effect or authorize any change or amendment to the Articles of Incorporation or Bylaws of the Company;

          (d) maintain in full force and effect all of the Company's existing casualty, liability, and other insurance until the Closing Date in amounts not less than those in effect on the date hereof;

          (e) provide unaudited monthly balance sheets, statements of income and expenses, changes in shareholders' equity and cash flows within 15 days of the end of each such month;

          (f) not declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock; and

          (g) promptly notify Purchaser in writing of: (i) any actions, suits or proceedings instituted or threatened against the Company at law or in equity or admiralty, before or by any court or governmental authority;
     (ii) any changes in personnel; and (iii) any development causing a breach of any of the representations and warranties contained in Article 4 above. No disclosure by the Company pursuant to this subsection 6.3(vii) shall be deemed to amend or supplement the disclosures contained in any Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

     6.4 Confidentiality. Each party to this Agreement agrees that all information concerning the business and offices of the other parties to the Agreement that is not generally available to the public ("Confidential Information") and obtained from such other party shall be deemed confidential and shall not be disclosed to any Person for any reason or purpose whatsoever, except in connection with this Agreement, to the parties and their representatives involved in this transaction, or as may by required by law or stock exchange or market regulation.

     6.5 Books and Records. Purchaser shall retain all books, records and other documents pertaining to the business of the Company in existence on the Closing Date for a period of at least three years from the Closing Date and to make the same reasonably available after the Closing Date for such three year period for inspection and copying by the Company Shareholders at the Company Shareholders's expense during the normal business hours of Purchaser, upon reasonable request and upon reasonable notice.

     6.6 Announcement. Promptly after the execution of this Agreement, Purchaser shall make a public statement approved by Purchaser and the Company with respect to this Agreement and the transactions contemplated hereby. Thereafter, prior to the Closing, no party to this Agreement shall issue any press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without the prior consent of the other parties to this Agreement (which consent shall not be unreasonably withheld), except as may be required by applicable law or stock exchange regulation.

     6.7 Best Efforts. Without limiting the specific obligations of any party hereto under any agreement or covenant hereunder, each of the parties hereto shall use its respective best efforts to take all action and do such acts and things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the conditions to Closing set forth in Articles 7 and 8 below).

     6.8 Discussion With Others. From the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Section 3.3 above, none of the Transferors shall: (i) discuss, solicit, initiate, or encourage the submission of any proposal or offer from any third Person concerning the sale or acquisition of any capital stock or other voting securities, or any significant assets of, the Company (including any acquisition structured as a merger, consolidation or share exchange); or (ii) engage or participate in any discussions or negotiations regarding, enter into any agreement with respect to, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any third Person to do or seek any of the foregoing. The Transferors shall immediately notify Purchaser if any third Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

     6.9 Cooperation in Litigation. Each party hereto shall fully cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such party relating to or arising out of the conduct of the business of the Company prior to or after the Closing Date (other than litigation arising out of the transactions contemplated by this Agreement).
The party requesting such cooperation shall pay the out-of-pocket expenses (including legal fees and disbursements) of the party providing such cooperation and of its officers, directors, employees and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for such party's time spent in such cooperation or the salaries or costs of fringe benefits or similar expenses paid by the party providing such cooperation to its officers, directors, employees and agents while assisting in the defense or prosecution of any such litigation or proceeding.

     6.10 Confidentiality and Non-Disclosure Agreements. Each of the Company Shareholders agrees to use his best efforts to get each of the employees, officers and regular consultants of the Company to enter into a Non-Disclosure Agreement (as defined in Section 8.9 hereof) with the Company.

     6.11 Insider Trading. Each of the Company Shareholders acknowledges receipt of a copy of the Purchaser's Policy Against Trading on the Basis of Inside Information and agrees to abide by such Policy.

                                   ARTICLE 7
                      CONDITIONS PRECEDENT OF TRANSFERORS

     The obligation of the Transferors to consummate the transactions to be performed by them in connection with the Closing is subject to the satisfaction, or written waiver by the Transferors, of each of the following conditions prior to or at the Closing:

     7.1 Representations and Warranties. The representations and warranties of Purchaser made hereunder shall be true in all material respects at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement and except to the extent that any representation or warranty is made as of a specified date, in which case such representation or warranty shall be true in all material respects as of such date.

     7.2 Agreements. Purchaser shall have performed and complied in all material respects with all its undertakings, covenants and agreements required by this Agreement to be performed or complied with prior to or at the Closing.

     7.3 Performance Certificate. The Company shall have been furnished with a certificate of a proper officer of Purchaser, dated as of the Closing Date, each certifying to the effect that each of the conditions contained in Sections 7.1 and 7.2 above has been satisfied in all respects.

     7.4 No Injunction. No injunction, restraining order or decree of any nature of any court or governmental or regulatory authority shall exist against Purchaser, the Transferors or any of their respective Affiliates, or any of the principals, officers or directors of any of them, that restrains, prevents or materially adversely changes the transactions contemplated hereby.

     7.5 No Violation. The consummation of the transactions contemplated hereunder shall not be in violation of any material applicable law, statute, rule or regulation for which a waiver has not been obtained and where such violation would make illegal or otherwise prevent the consummation of the transactions contemplated hereby.

     7.6 Consents. All material consents, approvals and authorizations of governmental and regulatory authorities, and all material filings with and notifications of governmental authorities and regulatory agencies or other entities which regulate the business of the Company or Purchaser, necessary on the part of the Company or Purchaser, or their respective Affiliates, to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, shall have been obtained or effected (and all applicable waiting periods, if any, including any extensions thereof, under any applicable law, statute, regulation or rule, including but not limited to the HSR Act, if applicable, shall have expired or terminated, as applicable). Purchaser shall have received the written consents or approvals of any and all third Persons required under the terms of the Contracts to the consummation of the transactions contemplated hereunder.

     7.7 Opinion of the Purchaser's Counsel. The Company Shareholders shall have received an opinion of Wyrick, Robbins, Yates & Ponton, L.L.P., counsel for Purchaser, dated as of the Closing Date, addressed to the Company Shareholders, to the effect and substantially in the form of Exhibit C.

     7.8 No Proceedings. No claim, suit, action or other proceeding shall be pending or threatened in writing before or by any court, governmental agency or other entity against any of the parties to this Agreement with respect to the transactions contemplated by this Agreement or which materially adversely affect the assets, property, operations, results of operations, financial condition, or prospects of Purchaser.

     7.9 Employment Agreement. Each of the Company Shareholders shall have entered into an employment agreement in substantially the form set forth in Exhibit D and the same shall be in full force and effect.

     7.10 Miscellaneous Closing Deliveries. The Transferors shall have received such evidence as they may reasonably request in order to establish:
(a) the power and authority of Purchaser to consummate the transactions contemplated by this Agreement; (b) compliance with the conditions of Closing set forth herein; and (c) satisfactory completion of all corporate proceedings to be taken in connection with the transactions contemplated by this Agreement together with certified copies of necessary resolutions duly adopted by the stockholders and directors of Purchaser approving the execution and delivery of this Agreement and all other corporate action necessary to enable Purchaser to comply with the terms of this Agreement.


                                   ARTICLE 8
                       CONDITIONS PRECEDENT OF PURCHASER

     The obligation of Purchaser to consummate the transactions to be performed by them in connection with the Closing is subject to the satisfaction, or written waiver by Purchaser, of each of the following conditions prior to or at the Closing:

     8.1 Representations and Warranties. The representations and warranties of the Company Shareholders made hereunder shall be true in all material respects at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement and except to the extent that any representation or warranty is made as of a specified date, in which case such representation or warranty shall be true in all material respects as of such date.

     8.2 Agreements. The Transferors shall have performed and complied in all material respects with all of their respective undertakings and agreements required by this Agreement to be performed or complied with by them prior to or at the Closing.

     8.3 Performance Certificate. Purchaser shall have been furnished with a certificate of the Company and the Company Shareholders, dated as of the Closing Date, certifying that the conditions contained in Sections 8.1 and 8.2 hereof have been satisfied in all respects.

     8.4 No Injunction. No injunction, restraining order or decree of any nature of any court or governmental or regulatory authority shall exist against Purchaser, the Transferors or any of their respective Affiliates, or any of the principals, officers or directors of any of them, that restrains, prevents or materially adversely changes the transactions contemplated hereby.

     8.5 No Violation. The consummation of the transactions contemplated hereunder shall not be in violation of any material applicable law, statute, rule or regulation for which a waiver has not been obtained.

     8.6 Consents. All material consents, approvals and authorizations of governmental and regulatory authorities, and all material filings with and notifications of governmental authorities and regulatory agencies or other entities which regulate the business of the Company or Purchaser, necessary on the part of the Company or Purchaser, or their respective Affiliates, to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, shall have been obtained or effected (and all applicable waiting periods, if any, including any extensions thereof, under any applicable law, statute, regulation or rule, including but not limited to the HSR Act, if applicable, shall have expired or terminated, as applicable). Purchaser shall have received the written consents or approvals of any and all third Persons required under the terms of the Contracts to the consummation of the transactions contemplated hereunder.

     8.7 Opinion of Transferors' Counsel. Purchaser shall have received an opinion of Steven L. Kroll, Esq., counsel of the Transferors, dated as of the Closing Date, addressed to Purchaser to the effect and substantially in the form of Exhibit E.

     8.8 No Adverse Change. Since the Most Recent Fiscal Year End, there shall have been no material adverse change in the assets, business, operations, results of operations, financial condition, or prospects of the Company, except events or changes contemplated by this Agreement, changes consented to in writing by Purchaser and changes in the ordinary course of business which are not, either individually or in the aggregate, materially adverse.

     8.9 Confidentiality and Non-Disclosure Agreements. Each of the Company Shareholders shall have entered into a confidentiality and non-disclosure agreement with the Company in form and substance as set forth in Exhibit F (collectively the "Non-Disclosure Agreements" and individually a "Non-Disclosure Agreement"), and the same shall be in full force and effect.

     8.10 Resignations. Purchaser shall have received resignations, effective as of the Closing, of each officer and director of the Company other than those whom Purchaser shall have specified in writing prior to the Closing.

     8.11 No Proceedings. No claim, suit, action or other proceeding shall be pending or threatened in writing before or by any court, governmental agency or other entity against any of the parties to this Agreement with respect to the transactions contemplated by this Agreement or which materially adversely affect the assets, property, operations, results of operations, financial condition, or prospects of the Company.

     8.12 Employment Agreements. Each of the Company Shareholders shall have entered into an employment agreement in substantially the form set forth in Exhibit D and the same shall be in full force and effect.

     8.13 Due Diligence. The completion of a due diligence investigation of the Company by Purchaser satisfactory to Purchaser, which such investigation shall be for the purpose of confirming the validity of the representations and warranties contained herein and shall be conducted in conformance with the standards set forth in Section 6.1 hereof.

     8.14 Bigelow Engagement. The Company Shareholders shall have remitted payment, or made arrangements to remit payment, to The Bigelow Company Incorporated ("Bigelow") for investment advisory services provided by Bigelow in connection with the transactions contemplated by this Agreement, and the Company shall owe no further obligations to, nor shall there be any relationship with, Bigelow.

     8.15 Company Shareholders' Indebtedness to the Company. All promissory notes or other indebtedness of the Company Shareholders to the Company, if any, shall be paid in full by the Company Shareholders.

     8.16 Miscellaneous Closing Deliveries. Purchaser shall have received such evidence as Purchaser may reasonably request in order to establish: (a) the power and authority of the Transferors to consummate the transactions contemplated by this Agreement; (b) compliance with the conditions of Closing set forth herein; and (c) satisfactory completion of all corporate and Company Shareholder proceedings to be taken in connection with the transactions contemplated by this Agreement, together with certified copies of resolutions duly adopted by the shareholders and directors of the Company approving the transactions contemplated hereby and the execution and delivery of this Agreement and all other corporate action necessary to enable the Transferors to comply with the terms of this Agreement.

                                   ARTICLE 9
             SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

     9.1 Survival of Representations and Warranties. All of the representations and warranties of the parties hereto contained in the Agreement shall survive the Closing (even if the damaged party had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of two years. Any claims with respect to the foregoing sentence under Sections 10.1 and 10.2 below must be asserted in writing with reasonable particularity by the party making such claim within two years of the Closing, and the obligations of the indemnifying party under
Section 10.1 and 10.2 below with respect to such claims shall continue until such claims have been resolved.

     9.2 Survival of Covenants and Agreements. The respective covenants and agreements of the parties contained in this Agreement shall survive the Closing without limitation as to time. Any claims as to a breach of a covenant or agreement under Sections 10.1 and 10.2 below must be asserted in writing with reasonable particularity by the party making such claims.


                                   ARTICLE 10
                                INDEMNIFICATION

     10.1 Indemnification of Purchaser. Subject to the provisions of Section 10.3, the Company Shareholders agree to defend, indemnify and hold harmless Purchaser and its successors and assigns (individually an "Acquiror Indemnitee", and collectively the "Acquiror Indemnitees") from, against, and in respect of the following:

          (a) any and all losses, damages, deficiencies or liabilities caused by, resulting or arising from, or otherwise relating to: (i) any breach of the representations and warranties of the Company Shareholders contained in this Agreement; (ii) any failure by any of the Transferors to perform or otherwise fulfill or comply with: (X) if this Agreement shall have been terminated, Sections 6.4, 6.7 and 6.8 or any other covenant, undertaking, agreement or obligation to be performed, fulfilled or complied with by the Company Shareholders or the Company prior to or in connection with the Closing; or (Y) if the Closing shall occur, any undertaking or other agreement or obligation hereunder to be performed, fulfilled or otherwise complied with by the Company Shareholders after the Closing (including but not limited to the undertakings, agreements and obligations to be performed by the Company Shareholders pursuant to
     Section 6.9); (iii) any unknown or undisclosed Liabilities of the Company arising out of or related to the conduct or operation of the Company's business prior to the Closing (other than Liabilities incurred in the ordinary course of business subsequent to the execution of this Agreement); and
     (iv) except as disclosed in Schedule 4.11, any and all legal, investment banking, accounting, auditing, and other professional fees and expenses of the Company related to this Agreement and the transactions contemplated hereby; and

          (b) any and all actions, suits, proceedings, claims, liabilities, demands, assessments, judgments, interest, penalties, costs and expenses, including reasonable attorneys' fees (whether or not incurred by the Acquiror Indemnitees or in connection with investigating, defending, settling or prosecuting any action, suit, proceeding or claim against any of the Acquiror Indemnitors hereunder), incident to any of the items referred to herein or such indemnification;

provided, however, that if any action, suit, proceeding, claim, liability, demand or assessment shall be asserted against any Acquiror Indemnitee in respect of which such Acquiror Indemnitee proposes to demand indemnification, such Acquiror Indemnitee shall notify the Company Shareholders thereof within a reasonable period of time after assertion thereof, and such notice shall include copies of all suit, service and claim documents, all other relevant documents in the possession of the Acquiror Indemnitee, and an explanation of the Acquiror Indemnitee's contentions and defenses with as much specificity and particularity as the circumstances permit, provided that the failure of the Acquiror Indemnitee to give such notice shall not relieve the Company Shareholders of his obligations under this Section 10.1, if the Acquiror Indemnitee shall have demonstrated that: (i) it acted in good faith and without unreasonable delay; (ii) the Company Shareholders shall not have been prejudiced thereby; and (iii) such notice shall have been given in accordance with Section 9.1. Subject to rights of or duties to any insurer or other third Person having liability therefor, the Company Shareholders shall have (subject to the prior written consent of Acquiror Indemnitee, which consent shall not be unreasonably withheld) the right within 10 days after receipt of such notice to assume the control of the defense, compromise or settlement of any such action, suit, proceeding, claim, liability, demand, or assessment, including, at its own expense, employment of counsel; provided further, however, that if the Company Shareholders shall have exercised their right to assume such control, the Acquiror Indemnitee: (x) may, in its sole discretion and expense, employ counsel to represent it (in addition to counsel employed by the Company Shareholders) in any such matter, and in such event counsel selected by the Company Shareholders shall be required to cooperate with such counsel of the Acquiror Indemnitee in such defense, compromise or settlement for the purpose of informing and sharing information with such Acquiror Indemnitee; and (y) shall, at its own expense, make available to the Company Shareholders those employees of the Acquiror Indemnitees whose assistance, testimony or presence is reasonably deemed by the Company Shareholders necessary or beneficial to assist the Company Shareholders in evaluating and in defending any such action, suit, proceeding, claim, liability, demand or assessment; provided further, however, that any such access shall be conducted in such a manner as not to interfere unreasonably with the operations of the businesses of the Acquiror Indemnitees.

     10.2 Indemnification of Company Shareholders. Purchaser agrees to defend, indemnify and hold harmless the Company Shareholders and their successors and assigns (individually a "Transferor Indemnitee", and collectively the "Transferor Indemnitees") from, against and in respect of:

          (a) any and all losses, damages, deficiencies or liabilities caused by, resulting or arising from or otherwise relating to: (i) any breach of the representations and warranties of Purchaser contained in this Agreement; and (ii) any failure by Purchaser to perform or otherwise fulfill or comply with (X) if this Agreement shall have been terminated, Sections 6.4 or 6.7 or any other covenant, undertaking, agreement or obligation to be performed, fulfilled, or complied with by Purchaser prior to or in connection with the Closing, or (Y) if the Closing shall occur, any undertaking or other agreement or obligation hereunder to be performed, fulfilled or otherwise complied with by Purchaser after the Closing (including, but not limited to, the undertaking, agreements and obligations to be performed pursuant to Section 6.9 hereof); and

          (b) any and all actions, suits, proceedings, claims, liabilities, demands, assessments, judgments, interest, penalties, costs and expenses, including reasonable attorneys' fees (whether or not incurred by the Transferor Indemnitees in connection with investigating, defending, settling or prosecuting any action, suit, proceeding or claim against Purchaser hereunder), incident to any of the items referred to herein or such indemnification;

provided, however, that if any action, suit, proceeding, claim, liability, demand or assessment shall be asserted against any Transferor Indemnitee in respect of which such Transferor Indemnitee proposes to demand indemnification, such Transferor Indemnitee shall notify Purchaser thereof within a reasonable period of time after assertion thereof, and such notice shall include copies of all suit, service and claim documents, all other relevant documents in the possession of the Transferor Indemnitees and an explanation of the Transferor Indemnitees' contentions and defenses with as much specificity and particularity as the circumstances permit, provided that the failure of the Transferor Indemnitee to give such notice shall not relieve Purchaser of its obligations under this Section 10.2 if the Transferor Indemnitee shall have demonstrated that: (i) it acted in good faith and without unreasonable delay; and (ii)

Purchaser shall not have been prejudiced thereby. Subject to rights of or duties to any insurer or other third Person having liability therefor, Purchaser shall have (subject to the prior written consent of Transferor Indemnitee, which consent shall not be unreasonably withheld) the right within 10 days after receipt of such notice to assume the control of the defense, compromise or settlement of any such action, suit, proceeding, claim, liability, demand, or assessment, including, at its own expense, employment of counsel; provided further, however, that if Purchaser shall have exercised its right to assume such control, the Transferor Indemnitees: (x) may, in their sole discretion and expense, employ one counsel to represent them (in addition to counsel employed by Purchaser) in any such matter, and in such event counsel selected by Purchaser shall be required to cooperate with such counsel of the Transferor Indemnitees in such defense, compromise or settlement for the purpose of informing and sharing information with such Transferor Indemnitees; and (y) shall, at its own expense, make available to Transferor Indemnitees those employees of Purchaser or any Affiliate of Purchaser whose assistance, testimony or presence is reasonably deemed by the Transferor Indemnitees necessary or beneficial to assist the Transferor Indemnitees in evaluating and in defending any such action, suit, proceedings, claim, liability, demand or assessment; provided further, however, that any such access shall be conducted in such a manner as not to interfere unreasonably with the operations of the business of Purchaser or any of its Affiliates.

     10.3 Limitations. Notwithstanding any other provisions of this Agreement to the contrary, none of the Company Shareholders shall have any liability under Section 10.1: (a) for claims made after the second anniversary of the Closing; (b) for any claims which individually are for less than $5,000; and (c) unless the aggregate amount of the damages and losses (excluding attorneys' fees) to the Acquiror Indemnitees from all other claims arising under the provisions of this Agreement exceed $75,000.00, and in such event the indemnifying parties shall be required to pay the entire amount of the damages and losses (including attorneys' fees) to the Acquiror Indemnitees; provided, however, that the total amount of damages and losses that the Company Shareholders collectively may be obligated to pay pursuant to this Article 10 shall not exceed $500,000.00; but provided further, that such limit on liability shall not apply to damages and losses to an Acquiror Indemnitee resulting from fraud, intentional or wilful misrepresentation, or failure to act in good faith. In calculating amounts payable pursuant to this Article 10, the parties shall receive credit for (i) any reduction of actual tax liabilities of any indemnified party directly arising from facts giving rise to a claim of indemnification, and (ii) any insurance proceeds received with respect to any damages or losses that are the subject of a claim for indemnification hereunder.

     10.4 Remedies. The Acquiror Indemnitees' sole remedy under Section 10.1 (except for damages and losses to an Acquiror

Indemnitee resulting from fraud, intentional or wilful misrepresentation, or failure to act in good faith) is to set-off any amounts for which indemnification is claimed under Section 10.1 (subject to all of the limitations set forth in Section 10.3) from the installment of the Post-Closing Payment described in Section 2.3(a)(iii) only.

     10.5   Survival.  Except as otherwise expressly set forth herein, this
Article 10 shall survive termination of this Agreement without limitation.


                                   ARTICLE 11
                                 MISCELLANEOUS

     11.1 Further Assurances. From time to time at or after the Closing, each of the parties agrees to take, or cause to be taken, such further actions, to execute, deliver and file, or cause to be executed, delivered and filed, such further documents and instruments, and to obtain consents, as may be necessary or reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.

     11.2 Expenses. Each of the Company Shareholders and Purchaser shall bear its respective legal, investment banking, accounting, audit, and other costs and expenses associated with this Agreement and the consummation of the transactions contemplated hereby.

     11.3 Applicable Law. Except as otherwise expressly provided herein, this Agreement shall be governed by, and construed in accordance with, the law of the Commonwealth of Virginia without reference to any choice or conflict of law principle, provision or rule, including all matters of construction, validity and performance.

     11.4 Notices. All notices, requests, permissions, waivers, and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) upon personal delivery or receipt of a telecopy transmission,
(ii) two days after being sent by registered or certified United States mail, return receipt requested, or (iii) one (1) day after being transmitted by a nationally recognized overnight courier service, properly addressed and postage prepaid to the intended recipient as follows:

     If to the Company Shareholders or the Company to:

          Cooper & Associates, Inc.
          650 Islington Street
          P.O. Box 6667
          Portsmouth, New Hampshire  03802
          Telephone No.:  (800) 542-2242
          Telecopy No.:   (603) 433-2260

          Attention:  James Cooper

     with a copy to:

          Steve Kroll, Esq.
          c/o Schoenberg, Fisher, Newman Ltd.
          222 S. Riverside Plaza
          Suite 2100
          Chicago, Illinois  60606
          Telephone No.:  (312) 648-2300
          Telecopy No.:   (312) 648-1212

     If to Purchaser, to:

          UOL Publishing, Inc.
          8251 Greensboro Drive, Suite 500
          McLean, Virginia  22102
          Telephone No.:  (703) 893-7800
          Telecopy No.:   (703) 893-1905

          Attention:  Mr. Leonard P. Kurtzman

     with a copy to:

          Wyrick, Robbins, Yates & Ponton L.L.P.
          4101 Lake Boone Trail, Suite 300
          Raleigh, North Carolina  27607
          Telephone No.:  (919) 781-4000
          Telecopy No.:   (919) 781-4865

          Attention:  Larry E. Robbins, Esq.

     11.5 Entire Agreement. This Agreement (including the Exhibits and Schedules attached hereto and the documents referred to herein, all of which are a part hereof) constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein, supersedes and cancels all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter. There are no restrictions, promises, representations, warranties, agreements or undertakings of any party hereto with respect to the transactions under this Agreement other than those set forth herein or made hereunder.

     11.6 Amendments. This Agreement may be amended only by a written instrument executed by the parties or their respective successors or assigns.

     11.7 Headings; References. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to "Articles", "Sections", "Exhibits" or "Schedules" shall be deemed to be references to Articles or Sections hereof or Exhibits or Schedules hereto unless otherwise indicated.

     11.8 Counterparts. This Agreement may be executed in one or more counterparts and each counterpart shall be deemed to be an original.

     11.9 Parties in Interest; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Nothing in this Agreement, express or implied, is intended to confer upon any Person not a party to this Agreement any rights or remedies under or by reason of this Agreement. No party to this Agreement may assign or delegate all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other parties to this Agreement, except that the Company Shareholders may assign their rights to receive the Post-Closing Payments upon written notice thereof to the Purchaser received at least 10 days prior to the relevant payment date.

     11.10 Severability; Enforcement. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

     11.11 JURISDICTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COMMONWEALTH OF VIRGINIA FOR ANY ACTIONS, SUITS, OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, EACH PARTY HERETO AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO THE RESPECTIVE PARTY'S ADDRESS SET FORTH ABOVE SHALL BE EFFECTIVE SERVICE OF PROCESS OF ANY ACTION, SUIT OR PROCEEDING HEREUNDER BROUGHT IN ANY SUCH COURT. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN SUCH STATE OR FEDERAL COURTS AS AFORESAID AND HEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR

CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

     11.12 Waiver. Any of the conditions to Closing set forth in this Agreement may be waived at any time prior to or at the Closing hereunder by the party entitled to the benefit thereof. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

     11.13 Incorporation of Exhibits and Schedules. All of the Exhibits and Schedules identified in this Agreement are incorporated by reference into this Agreement and made a part hereof.

     11.14 Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event of any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if grafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.


                     [The next page is the signature page.]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Stock Purchase Agreement as of the date first above written.


                              PURCHASER:


                              UOL PUBLISHING, INC.



                              By:  /s/ CARL N. TYSON
                                   ------------------------------
                              Title:    President
                                      ---------------------------


                              COMPANY:

                              COOPER & ASSOCIATES, INC.



                              By:   /s/ JAMES R. COOPER
                                 --------------------------------
                                 James R. Cooper, President


                              COMPANY SHAREHOLDERS:



                                 /s/ JAMES C. COOPER
                              -----------------------------------
                              James C. Cooper


                                 /s/ TERRY K. HAMBEL
                              -----------------------------------
                              Terry K. Hambel


                                 /s/ THOMAS JOHNSON
                              -----------------------------------
                              Thomas Johnson